Exhibit 99(p)(3)

Vident Asset Management

Code of Ethics

July 15, 2025

Contents

1.		OVERVIEW	3
	1.1	Code of Ethics	3
	1.2	Standards of Business Conduct	3
	1.3	Applicability of this Code of Ethics	3
	1.4	Employee Duties	4
	1.5	Employees’ Obligation to Report Violations	5
	1.6	Vident’s Duties and Responsibilities to Employees and Reporting Persons	5
	1.7	Fund Board Reporting	6
	1.8	Recordkeeping	6

2.		REPORTABLE PERSONAL SECURITIES TRANSACTIONS	6
	2.1	Applicability of this Section to Reporting Persons	6
	2.2	Resolving Conflicts of Interest	6
	2.3	Reportable Securities Accounts and Transactions	7
	2.4	New Accounts	8
	2.5	Trading Restrictions and Prohibitions	9
	2.6	How to Pre-Clear Reportable Securities, Private Placements, and Cryptocurrency Transactions	11
	2.7	Summary of What Employees and their Immediate Family Need to Report Quarterly and Pre-Clear	12
	2.8	Ban on Short-Term Trading	13
	2.9	Reporting Person Compensation-Related Accounts	14

3.		CODE VIOLATIONS	15
	3.1	Investigating Code Violations	15
	3.2	Penalties	15
	3.3	Dismissal and/or Referral to Authorities	17
	3.4	Exceptions to the Code	17

4.		INSIDER TRADING	17
	4.1	Background	17
	4.2	Policies and Procedures	19

APPENDIX – DEFINITIONS			22

1.	OVERVIEW

1.1	Code of Ethics

Vident Asset Management (“Vident”) has adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 Act, as amended (the “1940 Act”). This Code establishes standards of business conduct and outlines the policies and procedures that Employees must follow to prevent fraudulent, manipulative, or improper practices or transactions. This Code is maintained and administered by Vident’s Chief Compliance Officer (“CCO”) and Compliance Designees. The CCO and Compliance Designees are collectively referred to herein as the “Code Team.”

Please refer to Appendix - Definitions for the definitions of capitalized terms that are not otherwise defined in the Code.

1.2	Standards of Business Conduct

Employees must always observe the highest standards of business conduct and follow all applicable laws and regulations. Employees may never:

●	Use any device, scheme, or artifice to defraud a client;

●	Make any untrue statement of a material fact to a client or mislead a client by omitting to state a material fact;

●	Engage in any act, practice or course of business that would defraud or deceive a client;

●	Engage in any manipulative practice with respect to a client;

●	Engage in any inappropriate trading practices, including price manipulation; or

●	Engage in any transaction or series of transactions that may give the appearance of impropriety.

This Code does not attempt to identify all possible fraudulent, manipulative, or improper practices or transactions, and literal compliance with each of its specific provisions will not shield Employees from liability for personal trading or other conduct that violates a fiduciary duty to clients.

1.3	Applicability of this Code of Ethics

Employees are subject to all provisions of this Code with the exception of Section 2, Reportable Personal Securities Transactions. Section 2 is applicable only to Reporting Persons and their Immediate Family Members.

For the avoidance of doubt, all employees of Vident are Employees. Non-employee directors or officers of Vident are not deemed Employees or Reporting Persons as they are not involved in the day-to-day management of Vident and are not privy to Material Non-Public Information regarding Vident Client Account transactions or holdings.

1.4	Employee Duties

As an Employee, you are expected to:

●	Be ethical;

●	Act professionally;

●	Exercise independent judgment;

●	Comply with applicable Federal Securities Laws;

●	Avoid, mitigate, or appropriately resolve conflicts of interest, and situations which create the perception of a conflict of intertest. A conflict of interest exists when financial or other incentives motivate an Employee to place their or Vident’s interest ahead of a Vident Client Account. For more information on conflicts of interest, see Section 2.2, Resolving Conflicts of Interest, and other applicable conflicts of interest policies;

●	Promptly report violations or suspected violations of the Code and/or any Vident compliance policy to the Code Team; and

●	Cooperate fully, honestly, and in a timely manner with any Code Team investigation or inquiry.

Employees and Reporting Persons are required to submit all requests and reports (unless otherwise noted herein) to the Code Team via ComplianceAlpha.

In addition to ComplianceAlpha, Employees can contact the Code Team for requests, assistance, and ad- hoc issues.

Training for ComplianceAlpha will be provided to Employees upon hire.

All Employees, as a condition of employment, must certify electronically within ComplianceAlpha receipt of this Code and certify, within 10 calendar days of becoming subject to the Code, upon material amendment, and annually thereafter, that they have read, understand, and will comply with the Code. Violations of the Code may result in disciplinary actions, including disgorgement, fines, and even termination, as determined by the Code Team.

The Code and your fiduciary obligations generally require you to put the interests of Vident clients ahead of your own. The Code Team may review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, gives the appearance of impropriety.

1.5	Employees’ Obligation to Report Violations

Employees are expected to report any concerns regarding ethical business conduct, suspected or actual violations of the Code, or any non-compliance with applicable laws, rules, or regulations to the Code Team (please also see Vident’s Whistleblower policy in the Compliance Policies & Procedures Manual). Reports will be treated confidentially to the extent reasonably possible and will be investigated promptly and appropriately. No retaliation may be taken against an Employee for providing information in good faith about such violations or concerns.

Examples of violations or concerns that Employees are expected to report include, but are not limited to:

●	Fraud or illegal acts involving any aspect of our business;

●	Concerns about accounting, auditing, or internal accounting control matters;

●	Material omissions or misstatements in regulatory filings; and

●	Any activity that is prohibited by the Code.

1.6	Vident’s Duties and Responsibilities to Employees and Reporting Persons

To help Employees comply with this Code, the Code Team will:

●	Identify and maintain current listings of Employees and Reporting Persons;

●	Notify Reporting Persons in writing of their status as such and the Code requirements;

●	Make a copy of the Code available and require initial, upon material amendment, and annual certifications that Employees have read, understand, and will comply with the Code;

●	Make available a revised copy of the Code if there are any material amendments to it and require Employees to certify electronically (or in writing) receipt, understanding, and compliance with the revised Code;

●	From time to time, provide training sessions to facilitate compliance withand understanding of the Code and keep records of such sessions and the Employees in attendance; and

●	Review the Code at least once a year to assess its adequacy and effectiveness.

1.7	Fund Board Reporting

On a quarterly basis, the Code Team shall submit to the respective relevant board of the applicable Reportable Funds (the “Boards”) a written report describing violations of the Code, waivers from the Code (as may be relevant to the management of their applicable Reportable Fund), and any sanctions imposed in response to violations.

Vident will provide the Boards a copy of this Code before being retained for its services and within six months of any material changes of this Code.

1.8	Recordkeeping

This Code, a record of each violation of the Code and any action taken as a result of the violation, a copy of each report and certification/acknowledgment made by an Employee and Reporting Person pursuant to the Code, lists of all persons required to make and/or review reports under the Code within the past five years, and a copy of any pre-clearance given or requested pursuant to the Code shall be preserved with Vident’s records, as appropriate, for the periods and in the manner required by the Advisers Act and the 1940 Act.

2.	REPORTABLE PERSONAL SECURITIES TRANSACTIONS

2.1	Applicability of this Section to Reporting Persons

All references to Reporting Persons in the guidelines, prohibitions, restrictions, and duties set forth in this Section 2 should be interpreted to also refer, as the context requires, to Immediate Family Members of such persons. “You” or “your” should be interpreted to refer, as the context requires, to Reporting Persons and/or the Immediate Family Members of such persons.

2.2	Resolving Conflicts of Interest

When engaging in Reportable Securities Transactions and transactions in Cryptocurrency, there might be conflicts between the interests of a Vident Client Account and Reporting Person’s personal interests. Any conflicts that arise in connection with such Reportable Securities Transactions and transactions in Cryptocurrency must be resolved in a manner that does not inappropriately benefit the Reporting Person or adversely affect Vident Client Accounts. Reporting Persons shall always place the financial interests of the Vident Client Accounts before personal financial and business interests.

Examples of inappropriate resolutions of conflicts are:

●	Taking an investment opportunity away from a Vident Client Account to benefit a portfolio or personal account in which a Reporting Person has Beneficial Ownership;

●	Using your position to take advantage of available investments for yourself;

●	Front running a Vident Client Account by trading in Reportable Securities (or Equivalent Securities) or Cryptocurrency ahead of the Vident Client Account;

●	Taking advantage of information or using Vident Client Account portfolio assets to affect the market in a way that personally benefits you or a portfolio or personal account in which you have Beneficial Ownership; and

●	Engaging in any other behavior determined by the Code Team to be, or to have the appearance of, an inappropriate resolution of a conflict.

2.3	Reportable Securities Accounts and Transactions

Reporting Persons must report all Reportable Securities Accounts and Reportable Securities Transactions to the Code Team via ComplianceAlpha (see Section 1.4, Employee Duties). Reportable Securities Accounts include accounts of Immediate Family Members and accounts in which a Reporting Person is a Beneficial Owner. There are three types of reports: (1) an initial holdings report that is filed upon becoming a Reporting Person or establishing any Reportable Securities Account, (2) a quarterly transaction report, and (3) an annual holdings report.

For each broker-dealer, bank, or fund company, where a Reporting Person has a Reportable Securities Account, the Reporting Person will be required to set up their accounts in ComplianceAlpha so their feeds are received electronically. All accounts that have the ability to hold Reportable Securities must be included even if the account does not have holdings of Reportable Securities at the time of reporting.

1.	Initial Holdings Report. Within 10 calendar days of becoming a Reporting Person:

●	All Reportable Securities Accounts and Managed Accounts, including broker name and account number information, must be reported by each Reporting Person to the Code Team via ComplianceAlpha.

●	A recent statement (electronic or paper) for each Reportable Securities Account and Managed Account that cannot be linked to ComplianceAlpha must be submitted by each Reporting Person to the Code Team.

●	All holdings of Reportable Securities in Reportable Securities Accounts and Managed Accounts must be inputted by each Reporting Person into an Initial Holdings Report via ComplianceAlpha. The information in the report must be current as of a date no more than 45 calendar days prior to the date of becoming a Reporting Person.

2.	Quarterly Transactions Reports. Within 30 calendar days of each calendar quarter end:

●	Each Reporting Person must submit via ComplianceAlpha to the Code Team a report showing all Reportable Securities Transactions made in his/her Reportable Securities Accounts during the quarter. A request for this report will be generated by ComplianceAlpha with notification of due dates and sent to Reporting Persons via email. A report must be submitted by each Reporting Person even if there were no Reportable Securities Transactions during the quarter.

●	Each Reporting Person must certify as to the correctness and completeness of this report.

●	This report and certification must be submitted to the Code Team within 30 calendar days of the previous quarter end.

●	Members of the Code Team may not review their own Quarterly Transaction Reports. Another member of the Code Team must review and sign off on their certification.

3.	Annual Holdings Reports. Within 30 calendar days of each calendar year end:

●	All holdings of Reportable Securities in all Reportable Securities Accounts must be reported by each Reporting Person to the Code Team via ComplianceAlpha. The information in the report must be current as of a date no more than 45 calendar days prior to when you submit the report.

●	Each Reporting Person must certify as to the correctness and completeness of this report.

●	This report and certification must be submitted to the Code Team within 30 calendar days of the previous year end.

●	Members of the Code Team may not review their own Annual Holdings Reports. Another member of the Code Team must review and sign off on their certification.

2.4	New Accounts

Each Reporting Person must report a Reportable Securities Account (including those of Immediate Family Members) to the Code Team within 10 calendar days of receiving the account number or prior to executing a transaction requiring pre-clearance, whichever occurs first. Each Reporting Person wanting to establish a Managed Account (as discussed below) must contact the Code Team prior to the account’s opening and reporting in ComplianceAlpha and ensure all required documents have been provided to the Code Team.

Confidentiality

Vident will make reasonable efforts to ensure that the electronic reports submitted to the Code Team as required by this Code are kept confidential. Reports required to be submitted pursuant to the Code will be selectively reviewed by the Code Team and possibly senior executives or legal counsel on a periodic basis to seek to identify improper trading activity or patterns of trading and to otherwise seek to verify compliance with this Code. Data and information may be provided to Reportable Fund officers and Boards and will be provided to government authorities upon request or others if required to do so by law or court order.

Managed Accounts

As specified in Rule 204A-1, Reporting Persons are not required to submit any report with respect to securities held in accounts over which they have “no direct or indirect influence or control.”

For an account to qualify as a Managed Account, it must meet the following criteria:

●	Reporting Persons have no direct or indirect influence or control over the account;

●	If the Reporting Person’s control over the account should change in any way, he or she will immediately notify the Code Team in writing of such a change and will provide any required information regarding holdings and transactions in the account pursuant to the Rule 204A-1 and this Code; and

●	The Reporting Person will agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements) made in the account at the request of the Code Team. Where reasonable, such Managed Account should be reported via ComplianceAlpha.

This includes accounts known as “Robo Advisor” accounts where account investments and reallocations are done through an automated platform without human involvement.

In order for an account to be coded in ComplianceAlpha as a Managed Account, documentation from the person or entity managing the account must be submitted to the Code Team (1) upon hire for any newly hired, or otherwise newly designated, Reporting Persons with managed accounts, or (2) prior to opening the account for review and support that any existing Reporting Person will not be able to influence or control Reportable Securities Transactions. Further, both new and existing Reporting Persons must complete an ‘Exempt Accounts Certification’ initially upon the reporting of the account and annually thereafter, and they must provide a letter from the person or entity managing the account, stating that the Reporting Person does not have investment discretion over the account.

2.5	Trading Restrictions and Prohibitions

All Reporting Persons and their Immediate Family Members must comply with the following trading restrictions and prohibitions:

●	Reportable Securities. All Reporting Persons must pre-clear transactions of certain Reportable Securities in Reportable Securities Accounts as described in the table that follows in Section 2.6, How to Pre-Clear Reportable Securities, Private Placements, Cryptocurrency Transactions.

●	Same Day Trading. Reporting Persons who are involved with the management of a Vident Client Account generally are prohibited from trading the same Reportable Security in a Reportable Securities Account on the same day as the Vident Client Account that they manage.

●	Vident Index Rebalances. Reporting Persons who are members of the Vident Index Policy Committee (“VIPC”) are prohibited from transacting in Reportable Securities in Reportable Securities Accounts three business days before, and the day of, a Vident sponsored index rebalance.

●	De Minimis Values for Trading. Notwithstanding the above, a Reporting Person’s trade request in ComplianceAlpha will be automatically approved if it meets the following criteria: (i) fewer than 750 shares, (ii) less than $20,000 total, and (iii) an issuer market capitalization of more than $6,000,000,000. If the trade request does not meet all three of these criteria, it will be flagged in ComplianceAlpha for further review by the Code Team. The Code Team will notify the Reporting Person via ComplianceAlpha if the trade has been approved or denied.

●	IPOs and Initial Coin Offerings (“ICO”). Reporting Persons are prohibited from purchasing shares in an IPO and from purchasing virtual “coins” or “tokens” in an ICO.

●	Private Placements. Reporting Persons may, subject to pre-clearance requirements, purchase and sell shares in a Private Placement. Reporting Persons must provide a copy of the Private Placement’s private placement memorandum (or confidential offering memorandum) and subscription agreement when requesting permission to make an initial investment in a Private Placement.

●	Exchange-Traded Funds (“ETFs”). All Reporting Persons must disclose and report all holdings in ETFs. Purchases and sales of ETFs require pre-clearance.

●	Short Securities. Selling securities short (or any derivative, i.e., puts and total return swaps, having the same economic effect as a short sale) are prohibited.

●	Investment Clubs. Reporting Persons may not participate in the activities of an investment club.

●	Attempts to Manipulate the Market. Reporting Persons must not execute any transactions intended to raise, lower, or maintain the price of any Reportable Security or to create a false appearance of active trading.

●	Currency Accounts (including Cryptocurrencies). Reporting Persons do not need to report accounts established to hold foreign currency or Cryptocurrencies, provided no Reportable Securities can be held in the account. Purchases and sales of Cryptocurrencies require pre-clearance as addressed in Section 2.6, How to Pre-Clear Reportable Securities, Private Placements, Cryptocurrency Transactions.

2.6	How to Pre-Clear Reportable Securities, Private Placements, and Cryptocurrency Transactions

Reporting Persons must follow the steps below to pre-clear trades for themselves and their Immediate Family Members:

1.	Reportable Securities Transaction Request Authorization. A request for authorization of a transaction that requires pre-clearance must be entered using ComplianceAlpha (with the exception of Cryptocurrency, see below). Reporting Persons may only request pre-clearance for market orders or same day limit orders. Verbal pre-clearance requests are not permitted.

2.	Private Placement Transaction Request Authorization. Reporting Persons must request pre-clearance for Private Placement transactions via ComplianceAlpha. Such requests are good for the Private Placement’s next transaction window (i.e., monthly, quarterly) as governed by its offering documents. Verbal pre-clearance requests are not permitted.

3.	Have the Request Reviewed and Approved. After receiving the electronic request, the Code Team via ComplianceAlpha will notify Reporting Persons if the trade has been approved or denied.

4.	Trading in Cryptocurrency. Notwithstanding the foregoing, purchases and sales of Cryptocurrency must be pre-approved via email to the Code Team. The email should detail the Cryptocurrency to be traded, intended trade date, purchase or sale, and quantity. Cryptocurrency approval requests may be approved for multiple-day windows on weekends only (for example, Reporting Persons may request approval for a transaction with a window of Friday to Sunday). For clarity, this does not include any use of Cryptocurrency as payment for goods or services.

The Code Team will respond via email with its approval or denial of Cryptocurrency transaction requests.

The Code Team reserves the right to request Cryptocurrency transaction history from Reporting Persons.

5.	Trading in Foreign Markets. A request for pre-clearance of a transaction in a local foreign market that has already closed for the day may be granted with authorization to trade on the following day because of time zone considerations. Approval will only be valid for that following trading day in that local foreign market.

6.	Approval of Transactions.

●	The Request May be Refused. The Code Team may refuse to authorize a Reporting Person’s Reportable Securities Transaction, Private Placement transaction, or Cryptocurrency transaction and need not give an explanation for the refusal. Reasons for refusing your Reportable Securities Transactions, Private Placement transactions, or Cryptocurrency transactions may be confidential.

●	Authorizations Expire. Any Reportable Securities Transaction authorization is effective until the close of primary market on the same trading day for which the authorization is granted (unless the authorization is revoked earlier). This expiration does not extend to Private Placement or Cryptocurrency transactions as discussed above. If the order for the transaction is not executed within the prescribed period, you must obtain a new pre-clearance authorization before placing a new transaction order.

●	Code Team Pre-Clearance Requests. A member of the Code Team may not approve their own pre-clearance requests. Another member of the Code Team must review and either approve or deny their request.

2.7	Summary of What Employees and their Immediate Family Need to Report Quarterly and Pre-Clear

The table below serves as a reference to use in determining what Reporting Persons need to report on quarterly transaction reports and must pre-clear when executing a trade. If you have questions about any types of securities not shown below, please contact a member of the Code Team.

	Report?	Pre-Clear?
Banker’s Acceptances, bank certificates of deposit (CDs), commercial paper & high-quality short-term debt Instruments, including repurchase agreements	No	No
Brokered Certificates of Deposit (CDs)	Yes	No
Closed-End Funds	Yes	Yes
Corporate Debt Securities	Yes	Yes
Cryptocurrency	No	Yes
Equity Securities	Yes	Yes
ETFs and Options on ETFs	Yes	Yes
European Union (“EU”) and United Kingdom (“UK”) domiciled and listed ETFs under the Undertakings for Collective investment in Transferrable Securities (“UCITS”) regime	Yes	Yes
Futures on Commodities	Yes	No
Futures on Cryptocurrencies	Yes	Yes
Futures on a Reportable Security and a narrow-based security index	Yes	Yes
Gifting Reportable Securities to any account outside your Reportable Securities Account	Yes	Yes
Receipt of Reportable Securities as a Gift	Yes	No
Initial Public Offering	Prohibited	Prohibited
Investment Trusts	Yes	Yes
Money Market Mutual Funds	No	No
Money Market Funds that are a UCITS, UK open-ended investment company (“OEIC”), or UK unit trust	No	No
Municipal Bonds	Yes	Yes
Mutual Funds not managed by Vident	No	No
Mutual Funds managed by Vident	Yes	Yes
UCITS, OEICS, or UK unit trusts not managed by Vident	No	No
Options on Reportable Securities and on commodity futures contracts	Yes	Yes
Private Placements	Yes	Yes
Reportable Securities purchased through Automated Investment Plans	Yes	Yes (initial plan and any adjustments thereto)
Short Term Cash Equivalents	No	No
Transactions in Managed Accounts (including Robo Advisor accounts)	Yes	No
Transactions in 401(k) plans that do not and cannot hold Reportable Funds or Reportable Securities	No	No
Transactions in UK pension plans including self-invested pension plans that do not and cannot hold Reportable Funds or Reportable Securities	No	No
Transactions in 529 Plans	No	No
U.S. Government Bonds (direct obligations)	No	No
U.S. Treasuries/Agencies (direct obligations)	No	No
Securities issued by the UK National Savings and Investments	No	No
Virtual Coins or Tokens acquired through an ICO or those acquired through a secondary token offering	Prohibited	Prohibited

2.8	Ban on Short-Term Trading

There is a ban on short-term trading. Reporting Persons are not permitted to buy and sell, or sell and buy, the same Reportable Security (or Equivalent Security) that has been pre-cleared within 30 calendar days; this will be considered short-term trading.

●	This prohibition is measured on a Last in – First out (“LIFO”) basis.

●	Pre-clearance requests will be automatically denied in ComplianceAlpha if they are within the 30-day holding period.

Reporting Persons may be required to disgorge any profits the Reporting Person makes from any sale before the 30- day period expires.

The ban on short-term trading does not apply to transactions that involve:

●	Reportable Securities not requiring pre-clearance (e.g., mutual funds that are not Reportable Funds, although they typically impose their own restrictions on short-term trading);

●	Commodities, futures (including currency futures), options on futures and options on currencies;

●	Automated purchases and sales that were done as part of an Automatic Investment Plan. However, any self- directed purchases or sales outside the pre-set schedule or allocation of the Automatic Investment Plan, or other changes to the pre-set schedule or allocation of the Automatic Investment Plan, within a 30-day holding period, are subject to the 30-day ban on short term trading;

●	Cash sweep vehicles, including money market funds;

●	Transactions in Managed Accounts; or

●	Cryptocurrency.

2.9	Reporting Person Compensation-Related Accounts

Initial Holdings Report (to be submitted in ComplianceAlpha):

●	Reporting Persons who have an established Vident Simple IRA are required to report their balances in Reportable Funds or Reportable Securities.

●	401(k) Plans and IRAs that are external to Vident are required to be reported if the 401(k) Plan or IRA is capable of holding Reportable Funds or Reportable Securities.

Quarterly Transaction Report (to be submitted in ComplianceAlpha):

●	Reporting Persons are required to report self-directed transactions in Reportable Funds or Reportable Securities in a Vident Simple IRA that occurred outside of the previously reported investment allocations.

●	Reporting Persons are required to report transactions in Reportable Funds or Reportable Securities in 401(k) plans or IRAs held outside of Vident.

●	Reporting Persons are not required to report bi-weekly payroll contributions, periodic company matches, or profit-sharing contributions.

Annual Holdings Report (to be submitted in ComplianceAlpha):

●	Reporting Persons are required to update their holdings in a Vident Simple IRA in their Annual Holdings Report.

●	If a 401(k) account or IRA holds Reportable Funds or Reportable Securities, Reporting Persons are required to update these holdings in their Annual Holdings Report.

3.	CODE VIOLATIONS

3.1	Investigating Code Violations

The Code Team is responsible for investigating any suspected violation of the Code. This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety. Employees are expected to respond to Code Team inquiries promptly. The Code Team is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. The Code Team will report the results of each investigation to the CCO. Violations of the Code may also be reported to the Employee’s supervisor and the Boards as discussed in Section 1.7, Fund Board Reporting, above.

3.2	Penalties

The Code Team is responsible for deciding whether a violation is minor, substantive, or serious. In determining the materiality of a violation of the Code, the Code Team will consider the following factors, among others, and will escalate as needed to the CCO and potentially senior management:

●	The degree of willfulness of the violation;

●	The severity of the violation;

●	The extent, if any, to which an Employee profited or benefited from the violation;

●	The adverse effect, if any, of the violation on a Vident or a Vident Client Account; and

●	The Employee’s history of prior violation(s) of the Code.

For purposes of imposing sanctions, violations generally will be counted on a rolling 24-month period. However, the Code Team (in consultation with the CCO) reserves the right to impose a more severe sanction/penalty depending on the severity of the violation and/or taking into consideration violations dating back more than 24 months.

Any offenses as described below will be reportable to the Boards. Penalties will be imposed as follows:

Minor Offenses:

●	First minor offense – First written notice.

●	Second minor offense – Second written notice.

●	Third minor offense – One-month ban on all personal trading, fine, disgorgement and/or other action.

Minor offenses may include, but are not limited to, the following: failure to timely submit quarterly transaction reports, failure to timely complete assigned training, failure to submit signed electronic acknowledgments of Code forms and certifications, and conflicting pre-clearance request dates versus actual trade dates or other pre-clearance request errors.

Substantive Offenses:

●	First substantive offense – Written notice, fine, disgorgement and/or other action.

●	Second substantive offense – Three-month ban on all personal trading, fine, disgorgement and/or other action.

●	Third substantive offense – Six-month ban on all personal trading, fine, disgorgement and/or other action.

Substantive offenses may include, but are not limited to, the following: unauthorized purchase/sale of Reportable Securities as outlined in the Code, violations of short-term trading holding period (30-day rule, excluding Cryptocurrency), failure to request pre-clearance of transactions as required by the Code, and failure to timely report a Reportable Securities Account. Other actions that may be taken in response to a substantive offense may include termination of employment and/or referral to authorities, depending on the seriousness of the offense.

Serious Offenses:

Engaging in insider trading or related illegal and prohibited activities such as “front running” and “scalping” is considered a “serious offense.” Vident will take appropriate steps, which may include fines, termination of employment and/or referral to governmental authorities for prosecution. The Code Team will immediately inform the CCO of any serious offenses.

Exceptions:

The Code Team may deviate from the penalties listed in the Code where the CCO determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. For example, a first substantive offense may warrant a more severe penalty if it follows two minor offenses. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and/or maintained in the Code files.

3.3	Dismissal and/or Referral to Authorities

Repeated violations or a flagrant violation of the Code may result in immediate dismissal from employment. In addition, the Code Team, the CCO, and/or senior management may determine that a single flagrant violation of the law, such as insider trading, will result in immediate dismissal and referral to authorities.

3.4	Exceptions to the Code

The Code Team is responsible for enforcing the Code. The Code Team may grant certain exceptions to the Code, provided any requests and any approvals granted must be submitted and obtained, respectively, in advance and in writing. The Code Team may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

4.	INSIDER TRADING

4.1	Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of Material Non-Public Information;

●	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

●	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking; and

●	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

●	Dividend or earnings announcements;

●	Asset write-downs or write-offs;

●	Additions to reserves for bad debts or contingent liabilities;

●	Expansion or curtailment of company or major division operations;

●	Merger, joint venture announcements;

●	New product/service announcements;

●	Discovery or research developments;

●	Criminal, civil and government investigations, and indictments;

●	Pending labor disputes;

●	Debt service or liquidity problems;

●	Bankruptcy or insolvency;

●	Tender offers and stock repurchase plans;

●	Recapitalization plans; and

●	Major developments in litigation or events that could lead to litigation (e.g., a cyber breach or a data leak).

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-Public Information applies to a wide range of financial instruments including, but not limited to, equities, bonds, warrants, options, futures, forwards, swaps, commercial paper, government-issued securities, and certain types of virtual currency or Cryptocurrency coins or tokens that were created in connection with an ICO. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Employees should consult with the CCO or a Compliance Designee if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be non-public information. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

●	In person;

●	In writing;

●	By telephone;

●	During a presentation;

●	By email, instant messaging, or Bloomberg messaging;

●	By text message or through X (formerly, Twitter); or

●	On a social networking site such as Facebook or LinkedIn.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Employees should consult with the CCO or a Compliance Designee if there is any question as to whether material information is non-public.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits, and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained, or loss avoided (and up to $1,000,000 for companies). Vident is not obligated to pay legal fees, penalties, or other costs incurred by Employees found guilty of insider trading.

4.2	Policies and Procedures

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Vident. Vident’s Insider Trading policies and procedures apply to all Employees, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Employee is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

Procedures for Recipients of Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they should inform the CCO or a Compliance Designee as soon as possible. The CCO or a Compliance Designee will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, an Employee:

●	Must immediately report the potential receipt of Material Non-Public Information to the CCO or a Compliance Designee;

●	Must not trade the securities of any company about which they may possess Material Non-Public Information, derivatives related to the issuer in question, or another company that could be affected by the Material Non-Public Information the Employee may possess;

●	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

●	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the CCO, or a Compliance Designee, dictates an appropriate course of action.

If the CCO or a Compliance Designee determines that the information is material and non-public, the CCO or a Compliance Designee will update a list of these restricted securities (the “Restricted List”) and ensure coding in ComplianceAlpha to restrict personal trading and the firm’s Order Management Systems (as applicable). Vident and its Employees will not place any trades in securities for which it has Material Non-Public Information.

Depending on the relevant facts and circumstances, the CCO or a Compliance Designee may also take some or all the following steps:

●	Review these policies and procedures with the affected Employee(s);

●	Initially ask the affected Employee(s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

●	Periodically ask the affected Employee(s) to sign certifications that they have not improperly shared the information;

●	Require the affected Employee(s) to institute enhanced information security practices;

●	Implement a shared office space policy or clean desk policy outlining appropriate methods of protecting Material Non-Public Information;

●	Change the location of the affected Employee(s)’ workspace(s);

●	Review the emails of the affected Employees more frequently and/or conduct key word searches of all Employees’ emails for the information in question;

●	Review these Insider Trading policies and procedures with all Employees;

●	Inform Vident’s other Employees that the affected Employee(s) may be in possession of Material Non-Public Information;

●	Remind the other Employees that they should take reasonable steps to avoid inadvertent receipt of the information; and

●	Forbid other Employees from seeking to obtain the information.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the CCO or a Compliance Designee determines that the information has become public and/or immaterial. At such time, the CCO or a Compliance Designee will update the Restricted List in ComplianceAlpha and the Order Management Systems (as applicable) to indicate the date that trading was allowed to resume and the reason for the resumption.

See Vident’s Information Barriers/Firewalls policies in the Compliance Policies & Procedures Manual.

Selective Disclosure

Non-public information about Vident’s investment strategies, trading, and Vident Client Account holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Notwithstanding this, see Vident’s Portfolio Holdings Disclosure Policy in the Compliance Policies & Procedures Manual.

Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO or a Compliance Designee. Federal Securities Laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that Vident owes to its Vident Client Accounts.

Relationships with Potential Insiders

Vident’s vendors, including affiliated entities, may possess Material Non-Public Information. Individuals with access to Material Non-Public Information may have an incentive to disclose the information to Vident due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from any party including affiliated entities, vendors, and/or consultants. Employees should inquire about the basis for any such recommendations or information and should consult with the CCO or a Compliance Designee if there is any appearance that the recommendations or information are based on Material Non-Public Information. Vident may receive Material Non-Public Information about its client account investment strategies and trading activities.

Employees are prohibited from trading on, or improperly utilizing, Material Non-Public Information obtained from third-party or affiliated investment advisers or sub-advisers.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to this Code, as well as Vident’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees and other market participants and trading counterparties. Employees should consult with the CCO or a Compliance Designee regarding questions about the appropriateness of any communications.

APPENDIX – DEFINITIONS

General Note:

The definitions and terms used in the Code are intended to mean the same as they do under the Advisers Act and the 1940 Act. If a definition hereunder conflicts with the definitions in the Advisers Act and the 1940 Act, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act and the 1940 Act.

Automatic Investment Plan

A program that allows a person to purchase or sell Reportable Securities, automatically and on a regular basis in accordance with a pre-determined schedule and allocation, without any further action by the person. An Automatic Investment Plan includes a SIP (systematic investment plan), SWP (systematic withdrawal plan), SPP (stock purchase plan), DRIP (dividend reinvestment plan), or employer-sponsored plan subject to such a program.

Beneficial Owner

Reporting Persons are the “beneficial owner” of any Reportable Securities in which the Reporting Persons have a direct or indirect Financial or Pecuniary Interest, whether or not the Reporting Persons have the power to buy and sell, or to vote, the securities.

In addition, Reporting Persons are the “beneficial owner” of Reportable Securities in which an Immediate Family Member has a direct or indirect Financial or Pecuniary Interest, whether or not the Reporting Person or the Immediate Family Member has the power to buy and sell, or to vote, the Reportable Securities. For example, Reporting Persons have Beneficial Ownership of securities in trusts of which Immediate Family Members are beneficiaries.

Reporting Persons are also the “beneficial owner” of Reportable Securities in any account, including but not limited to those of relatives, friends, and entities in which Reporting Persons have a non-controlling interest or over which Reporting Persons or an Immediate Family Member exercise investment discretion. Such accounts do not include accounts Reporting Persons manage on behalf of Vident.

ComplianceAlpha

ACA ComplianceAlpha®, a third-party risk and compliance platform used for the management of personal trading surveillance, employee certifications, gift and entertainment requests and disclosures, political contributions, and outside business activity reporting.

Control

The power to exercise a controlling influence over the management or policies of a company unless the power is solely the result of an official position with such company. Owning 25% or more of a company’s outstanding voting securities is presumed to give Reporting Persons control over the company. (See Section 2(a)(9) of the 1940 Act for a complete definition.)

Cryptocurrency

A digital or virtual currency that is secured by cryptography, which makes it nearly impossible to counterfeit or double-spend. Generally based on a network that is distributed across a large number of computers. Includes, but not limited to, Avalanche, Bitcoin, Cardano, Dogecoin, Ethereum, Litecoin, Polkadot, Solana, Tether, and Tron.

Employee

Employees, partners, officers, and directors of Vident that are subject to the supervision and control of Vident. This does not include partners, officers, and/or directors that do not perform day-to-day activities for Vident or those that do not come into the possession of Material Non-Public Information regarding the firm’s trading activities.

Equivalent Security

Any Reportable Security issued by the same entity as the issuer of a subject security that is convertible into the equity security of the issuer. Examples include, but are not limited to, options, rights, stock appreciation rights, warrants and convertible bonds.

Federal Securities Laws

The Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Financial or Pecuniary Interest

The opportunity for Reporting Persons or your Immediate Family Member, directly, or indirectly, to profit or share in any profit derived from a transaction in the subject Reportable Securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of Reportable Securities to reach the substance of a particular arrangement. Reporting Persons not only have a Financial or Pecuniary Interest in Reportable Securities held by Reporting Persons for their own benefit, but also Reportable Securities held (regardless of whether or how they are registered) by others for a Reporting Person’s benefit, such as Reportable Securities held for Reporting Persons by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any interest in any Reportable Security owned by an entity directly or indirectly controlled by Reporting Persons, which may include corporations, partnerships, limited liability companies, trusts, and other types of legal entities. Reporting Persons or their Immediate Family Member likely have a Financial or Pecuniary Interest in:

●	The Reporting Person’s accounts or the accounts of Immediate Family Members;

●	A partnership or limited liability company if the Reporting Person or an Immediate Family Member is a general partner or a managing member;

●	A corporation or similar business entity if the Reporting Person or an Immediate Family Member has or shares investment control; or

●	A trust if the Reporting Person or an Immediate Family Member is a beneficiary.

Immediate Family Member	Any of the following persons, including any such relations through adoption, who reside in the same household with you:

●	spouse	●	brother
●	domestic partner	●	sister
●	parent	●	mother-in-law
●	stepparent	●	father-in-law
●	child	●	daughter-in-law
●	stepchild	●	son-in-law
●	grandparent	●	sister-in-law
●	grandchild	●	brother-in-law

Immediate Family Member also includes any other relationship that the Code Team determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

All references to “Reporting Persons” in the guidelines, prohibitions, restrictions, and duties set forth in the Code should be interpreted to also refer, as the context requires, to Immediate Family Members of such persons.

Investment Club

An investment club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and/or each member may actively participate in investment decisions.

IPO

An initial public offering, or the first sale of a company’s securities to public investors. Specifically, it is an offering of Securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

Managed Account

Any account for which the holder gives, in writing, his or her broker or someone else (other than another Employee) the authority to buy and sell Reportable Securities, either absolutely or subject to certain restrictions, other than pre-approval by any Reporting Person. In other words, the holder gives up the right to decide what Reportable Securities are bought or sold for the account.

Non-Public Information	Any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, or similar publications or sources.
Private Placement

An offering, including an ICO, that is exempt from registration under Section 4(a)(2) or 4(6) of the Securities Act of 1933, as amended, or Rule 504, Rule 505, or Rule 506 thereunder. Shall extend to offerings made and/or domiciled in foreign jurisdictions such as, but not limited to, Bermuda, European Union, British Virgin Islands, Cayman Islands, and Jersey.

Purchase or Sale of a Security

In addition to any acquisition or disposition of a Reportable Security for value, a Purchase or Sale of a Reportable Security includes, among other things, the receipt or giving of a gift or writing of an option to purchase or sell a Reportable Security.

Reportable Fund

Any investment company registered under the 1940 Act for which Vident serves as an investment adviser or sub-adviser as defined in Section 2(a)(20) of the 1940 Act. Will also include UCITS, OEICs and UK unit trusts which Vident serves as investment adviser, sub-adviser, manager, investment manager, or sub-investment manager. A list of all Reportable Funds managed by Vident is available upon request.

Reporting Person

With respect to the applicability of the Code, this includes Employees, directors, and officers (other than non-Employee directors and officers), and any other persons designated by the Code Team that have access to Non-Public Information regarding any Vident Client Accounts’ purchase or sale of securities, or Non-Public Information regarding the portfolio holdings of any Reportable Fund; or who is involved in making securities recommendations to Vident Client Accounts, or who has access to such recommendations that are non-public.

All references to “Reporting Persons” in the guidelines, prohibitions, restrictions, and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members of the Reporting Person. The Code Team is responsible for maintaining a list of all Reporting Persons and notifying such Reporting Persons of their status.

Reportable Securities Account

Any account that holds Reportable Securities of which Reporting Persons have Beneficial Ownership, other than a Managed Account that holds Reportable Securities and has previously been approved by the Code Team over which Reporting Persons have no direct influence or Control. A Reportable Securities Account is not limited to Reportable Securities accounts maintained at brokerage firms, but also includes holdings of Reportable Securities owned directly by Reporting Persons or an Immediate Family Member or held through a retirement plan of Vident or a former employer.

Reportable Securities Transaction	A Purchase or Sale of a Reportable Security, of which Reporting Persons acquire or relinquish Beneficial Ownership.

Reportable Security/Securities

Any security as defined under Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, brokered certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares issued by money market mutual funds, shares issued by mutual funds other than the Reportable Funds, shares issued by unit investment trusts that are invested exclusively in one or more mutual fund, none of which are Reportable Funds, or interests in unit-linked life and pension products sold in the UK that are invested exclusively in one or more UK unit trusts or OEICs, none of which are Reportable Funds. “Reportable Security” includes any security issued by registered closed-end funds and ETFs.

Vident Client Accounts	Accounts of investment advisory clients of Vident, including but not limited to investment companies registered under the 1940 Act, UCITS, and OEICs.